EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-2 of our report dated October 20, 2000, except for Note 11, as to which the date is June 29, 2001, relating to the financial statements of Cenex Harvest States Cooperatives, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form S-2 of our reports dated October 20, 2000, relating to the financial statements of the Oilseed Processing and Refining Defined Business Unit and the Wheat Milling Defined Business Unit which appears in Cenex Harvest States Cooperatives' Annual Report on Form 10-K for the year ended August 31, 2000. We also consent to the references under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 16, 2001